Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

CFO & COO

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Agreement for $13 million Private Placement

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Aug. 6, 2007—Curis, Inc. (NASDAQ:CRIS), a drug development company focused on seeking to develop novel targeted medicines primarily for cancer treatment, today announced that it has entered into definitive agreements with certain institutional and accredited investors with respect to the private placement of units, each of which comprises of one share of common stock and a warrant to purchase 0.35 shares of common stock at a purchase price of $1.06375 per unit. As a result of the unit offering, the Company will issue an aggregate of 12,220,916 shares of common stock, and warrants to purchase 4,277,322 shares of common stock. The closing of the financing is expected to occur by August 8, 2007, subject to the satisfaction of certain customary closing conditions contained in the definitive transaction agreements. The financing is expected to result in net proceeds to the Company of approximately $12.9 million after the deduction of offering expenses. The Company intends to use the aggregate net proceeds primarily to support the Company’s research and development efforts and for other general corporate purposes.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days for purposes of registering the resale of the shares of common stock, and the shares of common stock underlying the warrants, issued in the offering.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Curis, Inc.

Curis, Inc. is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines, primarily for cancer. In expanding its drug development efforts in the field of cancer through its Targeted Cancer Drug Development Platform, Curis is building upon its previous experiences in targeting signaling pathways in the areas of cancer, neurological disease and cardiovascular disease. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Curis’ or management’s intentions, plans, expectations or predictions of future events are forward-looking statements. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by, among other things, uncertainties relating to product development, clinical trials, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy and other risk factors identified in Curis’ most recent Quarterly Report on Form 10-Q and subsequent reports filed with the Securities and Exchange Commission. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release.